Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kadant Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑202855, 33-67190, 333-48498, 333-102223, 333-142247, 333-176371) on Form S-8 of Kadant Inc. of our report dated February 26, 2019, with respect to the consolidated balance sheets of Kadant Inc. as of December 29, 2018 and December 30, 2017, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the fiscal years in the three-year period ended December 29, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 29, 2018, which report appears in the December 29, 2018 annual report on Form 10‑K of Kadant Inc.

/s/ KPMG LLP
Boston, Massachusetts
February 26, 2019